UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

A. O. Smith Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-475	39-0619790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11270 West Park Place, Milwaukee, Wisconsin 53224-9508

(Address of principal executive offices, including zip code)

(414) 359-4000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2012, A. O. Smith Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, A.O. Smith Enterprises Ltd. (the “Canadian Borrower”), A.O. Smith International Holdings B.V. (the “Dutch Borrower”), the financial institutions parties thereto and Wells Fargo Bank, National Association, as administrative agent and letter of credit issuer. The Credit Agreement amended and restated the Company’s existing revolving credit facility. The Company intends to use the amended and restated revolving credit facility for general corporate purposes.

The Credit Agreement provides for a revolving credit facility that matures on December 12, 2017. The initial maximum aggregate amount of availability under the revolving credit facility is $400 million, of which approximately $120 million was drawn as of December 12, 2012. Availability under the revolving credit facility is reduced by outstanding letters of credit, of which $1,650,000 were outstanding as of December 12, 2012. The Company may increase the maximum aggregate amount of availability under the revolving credit facility to up to $500 million if certain conditions are satisfied, including, without limitation, the absence of any event of default or default under the Credit Agreement and the Company obtaining the consent of the lenders participating in the increase.

Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin, which will be adjusted based on the Company’s Leverage Ratio (as defined below), or (ii) the base rate (which is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.50% or (c) the sum of 1% plus one-month LIBOR) plus a specified margin, which will be adjusted based on the Company’s Leverage Ratio. The Company must also pay (1) a facility fee ranging from 0.150% to 0.30% per annum (based on the Company’s Leverage Ratio) on the amount of each lender’s commitment and (2) a participation fee ranging from 1.100% to 1.825% per annum (based on the Company’s Leverage Ratio) of the average daily maximum amount available to be drawn for each letter of credit issued and outstanding under the Credit Agreement.

The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company may not permit, as of the end of any fiscal quarter, (1) the ratio of its consolidated funded debt to the sum of its consolidated funded debt plus its consolidated stockholders’ equity (the “Leverage Ratio”) to exceed 0.6 to 1.0 and (2) the ratio of its consolidated net income (excluding extraordinary gains and losses) before interest, taxes, depreciation, amortization, and non-cash charges and income (“EBITDA”) for the four fiscal quarters then ended to its consolidated interest expense, including yield or discount accrued as to outstanding securitization obligations (if any) for the same period to be less than 3.5 to 1.0. The Credit Agreement provides for the calculation of EBITDA giving pro forma effect to acquisitions and dispositions during the period to which such calculation relates.

All borrowings under the Credit Agreement are unsecured. However, certain material domestic subsidiaries of the Company will unconditionally guarantee the Company’s obligations from time to time arising under the Credit Agreement, and the Company will unconditionally guarantee the obligations of the Canadian Borrower and the Dutch Borrower under the Credit Agreement to the extent that the Canadian Borrower and/or the Dutch Borrower borrow directly under the Credit Agreement.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)	Amended and Restated Credit Agreement, dated as of December 12, 2012, among A. O. Smith Corporation, A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V. and the financial institutions and agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

Date: December 13, 2012	By:	/s/ James F. Stern
James F. Stern
Executive Vice President, General Counsel and Secretary

A. O. SMITH CORPORATION

EXHIBIT INDEX TO FORM 8-K

Report Dated December 12, 2012

Exhibit No.

(4.1)	Amended and Restated Credit Agreement, dated as of December 12, 2012, among A. O. Smith Corporation, A.O. Smith Enterprises Ltd., A.O. Smith International Holdings B.V. and the financial institutions and agents party thereto.